Exhibit 99.1

Corporate Headquarters
40W267 Keslinger Road
For Immediate Release		PO Box 393

For Details Contact:		LaFox, IL 60147-0393
Ed Richardson	David J. DeNeve	USA
Chairman and Chief Executive Officer	Senior Vice President and	Phone: (630) 208-2200
Richardson Electronics, Ltd.	Chief Financial Officer	Fax: (630) 208-2550
Phone: (630) 208-2340	Richardson Electronics, Ltd.
E-mail: info@rell.com

Richardson Electronics, Ltd. Receives Nasdaq Delisting Notice

LaFox, IL, Wednesday, April 19, 2006: Richardson Electronics, Ltd. (NASDAQ: RELL) today announced that it received a Nasdaq Staff Determination Letter on April 18, 2006 indicating that the Company is subject to potential delisting by April 27, 2006 from The Nasdaq Stock Market because it is not in compliance with Nasdaq Marketplace Rule 4310(c)(14) as a result of the Company’s previously announced inability to timely file its Form 10-Q for the quarter ended March 4, 2006.

The Company intends to request a hearing before a Nasdaq Listing Qualifications Panel to appeal the Nasdaq staff’s notification and request continued listing, which will stay the delisting until the appeal has been heard and the panel has rendered its decision. There can be no assurance the Panel will grant the Company’s request for continued listing.

As previously announced, the filing of the Company’s Form 10-Q for the quarter ended March 4, 2006 has been delayed due to the Company’s ongoing evaluation of accounting errors. The Company intends to file the report on Form 10-Q for that period as soon as possible, and, if required, to file any amended periodic reports relating to prior periods as soon as practicable after completing its analysis of the impact of the accounting errors on those periods.

About Richardson Electronics

Richardson Electronics, Ltd. is a global provider of “Engineered Solutions,” serving the RF, Wireless & Power Conversion; Electron Device; Security; and Display Systems markets. The Company delivers engineered solutions for its customers’ needs through product manufacturing, systems integration, prototype design and manufacture, testing and logistics. Press announcements and other information about Richardson are available online at http://www.rell.com/investor.asp.